Exhibit 1.2

AMENDMENT NO. 1
TO MASTER REPURCHASE AGREEMENT

Amendment No. 1, dated as of July 25, 2012 (this “Amendment”), among Credit Suisse First Boston Mortgage Capital LLC (the “Buyer”), PennyMac Mortgage Investment Trust Holdings I, LLC (the “Seller”) and PennyMac Mortgage Investment Trust and PennyMac Operating Partnership, L.P. (each, a “Guarantor” and collectively, the “Guarantors”).

RECITALS

The Buyer, the Seller and the Guarantors are parties to that certain Master Repurchase Agreement, dated as of March 9, 2012 (as amended, the “Existing Repurchase Agreement”; and as further amended by this Amendment, the “Repurchase Agreement”).  The Guarantors are parties to that certain Guaranty (the “Guaranty”), dated as of March 29, 2012, as the same may be further amended from time to time, by the Guarantors in favor of Buyer.  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement and Guaranty, as applicable.

The Buyer, the Seller and the Guarantors have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.  As a condition precedent to amending the Existing Repurchase Agreement, the Buyer has required the Guarantors to ratify and affirm the Guaranty on the date hereof.

Accordingly, the Buyer, the Seller and the Guarantors hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

SECTION 1.         Definitions.  Section 2 of the Existing Repurchase Agreement is hereby amended by

1.1          deleting the definitions of “High LTV Loan,” “Maximum Combined Aggregate Purchase Price” and “Termination Date” in their entirety and replacing them with the following:

“High LTV Loan” shall have the meaning given to such term in the Pricing Side Letter.

“Maximum Combined Aggregate Purchase Price” means THREE HUNDRED MILLION DOLLARS ($300,000,000).

“Termination Date” means the earliest of (a) the Rolling Termination Date; provided that if the Buyer does not deliver a Rolling Termination Notice on or before October 30, 2012, the Termination Date shall be October 29, 2013, (b) the date of the occurrence of an Event of Default and (c) the date of the exercise of Seller’s option as set forth in Section (d) hereof.

1.2          adding the following definitions in their proper alphabetical order:

“Rolling Termination Date” means, with respect to any date, the date which is 364 days from such date; provided, that on and after the date, if any, on which the Buyer delivers to the Seller a Rolling Termination Notice (the “Rolling Termination Notice Date”) the Rolling Termination Date shall be fixed at the date that is 364 days following the Rolling Termination Notice Date.

“Rolling Termination Notice” means written notice that the Buyer shall no longer roll the Rolling Termination Date forward.

1.3          deleting the definitions of “AUS Refi Plus Loans” and “Refi Plus Loans” in their entirety.

SECTION 2.       Conditions Precedent.  This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:

2.1          Delivered Documents.  On the Amendment Effective Date, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

(a)           this Amendment, executed and delivered by duly authorized officers of the Buyer, the Seller and the Guarantors; and

(b)           such other documents as the Buyer or counsel to the Buyer may reasonably request.

SECTION 3.         Representations and Warranties.  Seller hereby represents and warrants to the Buyer that it is in compliance with all the terms and provisions set forth in the Existing Repurchase Agreement on its part to be observed or performed, and that no Event of Default has occurred and is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 13 of the Existing Repurchase Agreement.

SECTION 4.         Intent. Each party agrees that this Amendment is intended to create mutuality of obligations among the parties, and as such, the Repurchase Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same “right” and “capacity”.

SECTION 5.         Limited Effect.  Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms and the execution of this Amendment by the Buyer.

SECTION 6.         Counterparts.  This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 7.         Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 8.        GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THEREOF.

SECTION 9.         Reaffirmation of Guaranty.  The Guarantors hereby ratify and affirm all of the terms, covenants, conditions and obligations of the Guaranty and acknowledge and agree that the term “Obligations” as used in the Guaranty shall apply to all of the Obligations of Seller to Buyer under the Repurchase Agreement, as amended hereby.

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IN WITNESS WHEREOF, the undersigned have caused this Pricing Side Letter to be duly executed as of the date first above written.

Credit Suisse First Boston Mortgage Capital LLC, as Buyer

By:	/s/ Adam Loskove
	Name:	Adam Loskove
	Title:	Vice President

PennyMac Mortgage Investment Trust Holdings I, LLC, as Seller

By:	/s/ Brian Stack
	Name:	Brian Stack
	Title:	Treasurer

PennyMac Mortgage Investment Trust, as Guarantor

By:	/s/ Brian Stack
	Name:	Brian Stack
	Title:	Treasurer

PennyMac Operating Partnership, L.P., as Guarantor
By: PennyMac GP OP, Inc., its General Partner

By:	/s/ Brian Stack
	Name:	Brian Stack
	Title:	Treasurer